Exhibit 10.2
BY HAND DELIVERY
January 24, 2007
Aslam Malik
President, AMPAC FINE CHEMICALS LLC
Notice of Eligibility
AMPAC FINE CHEMICALS LLC SEVERANCE PAY PLAN
Dear Aslam:
     This letter is your Notice of Eligibility in accordance with Section 2.3 of the Ampac Fine Chemicals LLC Severance Pay Plan (the “Plan”). A copy of the Plan is enclosed with this letter. In order to become eligible for the benefits described in this Notice of Eligibility, you must execute and return a copy of (i) this letter, within fifteen (15) days of the date of this letter and (ii) the General Release, attached to this letter as Exhibit A, after your termination of employment. All provisions of this letter are subject to and governed by the terms of the Plan.
     1. Covered Employee. In accordance with Section 3 of the Plan you are a Covered Employee under the Plan.
     2. Severance Benefit. Provided all other requirements under the Plan and this Notice of Eligibility are met, your Severance Benefit under Section 4.1 of the Plan shall be as follows:
     (a) The Company will make monthly payments to you equal to your regular straight-time salary in effect at your Eligible Termination Date for 24 months, subject to standard payroll deductions and withholdings, payable beginning within fourteen (14) days after the “Effective Date” (see paragraph 2 of the General Release (Exhibit A));
     (b) The Company will reimburse your COBRA premiums on your current health care coverage for a period of six months, provided that you provide evidence satisfactory to the Administrator (American Pacific Corporation) that you have elected COBRA coverage and made the payment for which you are seeking reimbursement;

     (c) If your employment is terminated after you have been employed for at least six months in a fiscal year, you shall be entitled to a portion of your bonus pursuant to the bonus plan in effect for such year that applies to you (the “Bonus Plan”) equal to the bonus you would otherwise be entitled to times the number of weeks you were employed during that fiscal year divided by 52, which shall be payable at the time normally payable under the Bonus Plan; and
     (d) Provided, however, that any payments to a specified employee1 at the time that American Pacific Corporation or any member of its controlled group under Code Sections 414(b) or (c), is a publicly traded company, will commence on the first business day of the seventh (7th) month following termination of employment; the first payment shall consist of a lump sum of all payments otherwise payable under subsections (a), (b) and (c) by that date.
     3. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Notice of Eligibility, you will not receive any additional compensation, separation payments or benefits from the Company.
     4. General Release. In exchange for the payments and other benefits under this Notice of Eligibility, you agree to execute the General Release attached hereto as Exhibit A after your termination of employment, and to be bound by such General Release.
     5. No Re-employment. You acknowledge that you are not entitled to re-employment with the Company, and you agree that you will not seek and/or accept re-employment or any consulting work with the Company or any of its subsidiaries, parents, affiliates or related companies at any time.
     6. Confidentiality: The existence of and provisions of this Notice of Eligibility shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever, including but not limited to any reference to its existence, meaning, importance, value or comparative value; provided, however, you may disclose this Notice of Eligibility to your spouse, attorney, accountant, tax preparer, and financial advisor, and you may also disclose this Notice of Eligibility insofar as such disclosure is required by law. You specifically agree that your obligation to maintain the confidentiality of this Notice of Eligibility is a material term of this Notice of Eligibility without which the Company would not have entered into this Notice of Eligibility. Therefore, you agree that any violation of the terms of this provision will obligate you to refund the value of all benefits granted to you pursuant to this Notice of Eligibility. Nothing in this paragraph shall prejudice the Company’s ability to recover damages for the breach of any other provision of this Notice of Eligibility.

[1]	As defined by Section 409A of the Internal Revenue Code, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.

     7. Nondisparagement. You hereby agree not to engage in any conduct or communication, either personally or through agents, whether verbal or written, which is injurious to the Company’s good business reputation.
     8. Miscellaneous. This Notice of Eligibility, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Notice of Eligibility may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Notice of Eligibility shall be binding upon you and the Company and the respective heirs, personal representatives, successors and assigns of you and the Company, but neither this Notice of Eligibility nor any rights hereunder shall be assignable by you without the written consent of the Company. If any provision of this Notice of Eligibility is held to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect. In the event that a dispute arises concerning the interpretation or enforcement of this Notice of Eligibility, or any other related matter, you agree that any such dispute shall be submitted to binding arbitration before the Clark County office of JAMS/Endispute or its successor, under the rules of JAMS/Endispute then in effect for resolution of contract disputes. This agreement shall be construed according to the laws of the State of Nevada.
     If this Notice of Eligibility is acceptable to you, please sign and date the enclosed copy of this Notice of Eligibility in the space provided, and return to me within fifteen (15) days of the date of this letter.

Sincerely,
AMPAC FINE CHEMICALS LLC

By:
Ampac Fine Chemicals LLC Officer

AMERICAN PACIFIC CORPORATION

By:
American Pacific Corporation Officer

Exhibit A – General Release
     By my signature below, I acknowledge that I have carefully reviewed and considered this Notice of Eligibility; that I understand the terms of the Notice of Eligibility; and that I voluntarily agree to them.

Aslam Malik

Date:

EXHIBIT A
GENERAL RELEASE
     1. I hereby release, acquit and forever discharge Ampac Fine Chemicals LLC (the “Company”), its parent, subsidiaries and affiliates, and their officers, directors, employees and agents, and all others, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date of this release, including but not limited to all claims or demands directly or indirectly arising out of or in any way connected with my employment, benefits, and/or compensation with the Company, or the termination of my employment (other than any benefits I am entitled to after my termination of employment under the terms of any employee benefit plan sponsored by the Company or any of its affiliates), including but not limited to common law claims and/or claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disabilities Act, the California Fair Employment and Housing Act, and/or any other federal, state, or local statute.
     2. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I acknowledge that this Agreement and General Release is written in a manner calculated to be understood by me. I further acknowledge that I have been advised by this writing, as required by the ADEA and the Older Workers Benefit Protection Act, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution of this release; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the release; and (e) this release shall not be effective until the revocation period has expired, i.e., as of the eighth day after this release is executed by me (the “Effective Date”).
     3. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section.

Signature of Employee

Date: